UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 7, 2010

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On April 7, 2010, W&T Offshore, Inc. (the “Company”) entered into a purchase and sale agreement with Total E&P USA, Inc. (“Total”) to acquire all of Total’s interest in three federal offshore lease blocks located in the Gulf of Mexico. These blocks include Mississippi Canyon Block 243 (“Matterhorn”) and Viosca Knoll Blocks 822 and 823 (“Virgo”), consisting of producing interests with future development potential. The transaction is expected to close in the second quarter of 2010, subject to customary closing conditions, with an effective date of January 1, 2010. The purchase price of $150 million will be subject to certain adjustments, including adjustments for net revenue and operating expenses from the effective date to the closing date, interest accrued from the date of execution to closing date and gas imbalances. The Company will assume certain liabilities related to the future plugging and abandonment of these properties. The acquisition will be funded from W&T’s cash on hand and/or revolving credit facility. When consummated, W&T will own a 100% working interest in the Matterhorn field, and a 64% working interest in the Virgo field.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: April 8, 2010	By:	/S/ JOHN D. GIBBONS
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer